Exhibit 10.18

Serena Software, Inc.

December 11, 2006

Michael Steinharter

Dear Michael:

We are pleased to extend an offer to you for the position of Senior Vice President, Worldwide Sales and Services, reporting to Mark Woodward, President and Chief Executive Officer. This letter confirms our offer of employment to you. We look forward to having you join us as an employee on January 1, 2007. The terms of your employment include the following:

Your starting base salary will be $11,458.33 gross before withholding taxes and voluntary deductions; paid twice monthly, on or about the 15th and 30th of each month.

Additionally, you will be eligible to receive a quarterly cash incentive bonus equal to 100% of your quarterly base salary, based on 100% achievement of both revenue and EBITA quarterly targets. Your quarterly cash incentive bonuses will be guaranteed at 100% during FY 2008, provided that your employment with Serena continues on an uninterrupted basis through the applicable quarter. The details of your annual cash incentive plan will be documented separately.

Subject to approval by Serena’s Compensation Committee, you will be granted an option to purchase 750,000 shares of Serena common stock under Serena’s 2006 Stock Incentive Plan, of which 60% (450,000 shares) will be pursuant to the terms of Serena’s Time/Performance Option Agreement (vesting based on achievement of EBITA Targets over Fiscal Years 2008 through 2112) and 40% (300,000 shares) will be pursuant to the terms of Serena’s Time Option Agreement. The exercise price of the option will be equal to the fair market value of Serena common stock on the date of grant, as determined by Serena’s Compensation Committee. You have previously been provided copies of the 2006 Stock Incentive Plan and the standard forms of the Time/Performance Option Agreement, Time Option Agreement and Management Stockholders Agreement.

In addition, you will have the right to purchase up to 50,000 shares of Serena common stock within thirty (30) days of your start date at a purchase price equal to the fair market value of Serena common stock on the date of purchase, as determined by Serena’s Compensation Committee. These shares will be restricted securities under

serena.com	2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F

Serena Software, Inc.

applicable securities laws and subject to the terms of the Management Stockholders Agreement, including, without limitation, certain transfer restrictions, drag-along rights, right of first refusal and repurchase rights.

In the event that you purchase shares of Serena common stock as provided in the preceding paragraph (“Purchased Shares”), you will be granted an additional option under Serena’s 2006 Stock Incentive Plan to purchase shares of Serena common stock equal to the number of Purchased Shares, of which 60% will be pursuant to the terms of Serena’s Time/Performance Option Agreement and 40% will be pursuant to the terms of Serena’s Time Option Agreement. The exercise price of the option will be equal to the fair market value of Serena’s common stock on the date of grant, as determined by Serena’s Compensation Committee. The foregoing option will be subject to approval by Serena’s Compensation Committee.

You will be eligible to participate in Serena Software, Inc.’s Employee Benefits Plans, which include vacation, health care, life insurance and a 401(k) plan.

You must execute Serena’s Code of Conduct, Confidentiality and Assignment of Inventions Agreement and Arbitration Agreement on or before your first day of work. You have previously been provided copies of these documents and agreements.

In the event your employment is terminated by Serena without Cause or by you for Good Reason within the first thirty-six (36) months of your employment with Serena, you will be entitled to continuation of your base salary for a period of eighteen (18) months following your termination, payable over such period in accordance with usual and customary payroll practices. This salary continuation will be contingent upon your execution of a customary release of claims in favor of the Serena and its affiliates and compliance with certain restrictive covenants, including customary non-competition and non-solicitation arrangements covering the duration of the salary continuation period. The definitions of “Cause” and “Good Reason” will have the same meanings as set forth in Serena’s 2006 Stock Incentive Plan.

Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate the employment relationship with or without cause or notice. This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

This written offer constitutes all conditions and agreements made and supersedes any previous verbal commitments. The terms of this offer may only be changed by written agreement, although the company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

serena.com	2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F

Serena Software, Inc.

Please contact me to indicate your response to this offer. Upon your acceptance, return the signed original to me and retain a copy for your records. This employment offer will expire on December 12, 2006.

Your experience and talents will be a strong addition to our company. We are excited about you joining our team and look forward to your contribution. Please call me with any questions you may have.

Regards,

Sincerely,

/s/ Mark Woodward

Mark Woodward
President and Chief Executive Officer

I accept this offer and will start with Serena on January 1, 2007. No one has made any promises, representations, inducements or offers to encourage me to join the company other than the terms set forth above. I understand this offer is confidential and is not for distribution.

Accepted: /s/ Michael Steinharter Michael Steinharter

Date:

serena.com	2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F